Exhibit 99.1
Contact: Maria Brous
(863) 680-5339

Publix announces Executive Chairman, CEO, and President
LAKELAND, Fla., Nov. 17, 2023 — Today Publix announced that effective January 1, 2024, CEO Todd Jones will become Executive Chairman, President Kevin Murphy will be promoted to CEO, and Senior Vice President John Goff will be promoted to President. Chairman of the Board Ed Crenshaw will remain on the board of directors as Chairman Emeritus.
Jones began his career in 1980 as a front service clerk in New Smyrna Beach, Florida. He worked in various positions before becoming a store manager in 1988. He was promoted to district manager in 1997, regional director in 1999 and vice president of the Jacksonville Division in 2003. In 2005, Jones was promoted to senior vice president of product business development. He was named President in 2008, CEO and President in 2016 and CEO in 2019.
“Todd has been an outstanding leader,” said Publix Chairman of the Board Ed Crenshaw. “He has been committed to continuing Publix’s success and passionate about the development and promotion of our associates. We’re pleased he will continue to provide leadership to our company as Executive Chairman.”
Murphy began his career in 1984 as a front service clerk in Margate, Florida. He worked in various positions before becoming a store manager in 1995. He was promoted to district manager in 2003, regional director in 2009, and vice president of the Miami Division in 2014. In 2016, Murphy was promoted to senior vice president of retail operations. He was named President in 2019.
Goff began his career in 1991 as a front service clerk in Jacksonville, Florida. He worked in various positions before becoming a store manager in 2005. He was promoted to district manager in 2010, regional director in 2014, and vice president of the Miami Division in 2019. In 2022, Goff was promoted to senior vice president of retail operations.
“We are delighted to have leaders with the experience of Kevin and John who are ready to take the next steps in their careers,” said Publix CEO Todd Jones. “I am confident in their ability to lead our company into the future and to continue to make Publix a great place to shop for our customers and a great place to work for our associates.”
About Publix
Publix, the largest employee-owned company in the U.S. with more than 250,000 associates, currently operates 1,358 stores in Florida, Georgia, Alabama, Tennessee, South Carolina, North Carolina and Virginia. For 26 consecutive years, the company has been recognized by Fortune as a great place to work. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s newsroom at corporate.publix.com/newsroom. ###